Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Green Thumb Industries Inc. of our report dated February 27, 2025, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Baker Tilly US, LLP

Chicago, Illinois

August 7, 2025